Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in accounting for noncontrolling interests, described in Note 2, as to which the date is May 15, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Merck & Co., Inc.’s (renamed Merck Sharp & Dohme Corp.) Current Report on Form 8-K dated May 20, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Florham Park, NJ

December 17, 2009